EMPLOYMENT AGREEMENT



      THIS AGREEMENT, dated as of December 24, 1996, is between U.S. PLASTIC LUMBER CORPORATION, a Nevada corporation (the "Company"), and MARK ALSENTZER, of 604 Creek Lane, Flourtown, Pennsylvania 19031 ("Executive").

                                   RECITALS

      A. Executive has been employed as a principal executive officer of the Company, and as such has made a unique contribution to the business of the Company.

      B. The Board of Directors of the Company believes that the continued services of Executive would be of great value to the Company and desire retaining his services for a number of years.

      C. Executive is willing to accept employment by the Company upon the terms and conditions hereinafter set forth.

      NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained and of the mutual benefits herein provided, the Company and Executive hereby agree as follows:

      SECTION 1. TERM OF EMPLOYMENT.

      The Company shall employ Executive and Executive hereby accepts employment by the Company, on the terms and conditions herein contained, for a period commencing as of the date hereof and ending on the fifth (5th) anniversary of the date hereof, subject to termination as hereinafter provided (the period from the date hereof through the fifth (5th) anniversary of the date hereof or the date of such termination, as the case may be, being the ("Employment Period").

      SECTION 2. DUTIES.

      (a) General Duties. During the Employment Period, Executive shall serve the Company and its subsidiaries in a senior executive capacity with such duties consistent therewith, and shall perform such other services for the Company and its subsidiaries consistent with the position of a senior executive officer, as may be reasonably assigned to him from time to time by the Board of Directors of the Company. Executive's initial positions with the Company shall be President and Chief Executive OtTtcer.

      (b) Primary Activity. During the Employment Period, Executive shall devote at least 75%, and shall be under no obligation to devote more than 75%, of his working time and energy to the interests and business of the Company and its subsidiaries; however, Executive shall be excused from performing any services for the Company hereunder during periods of temporary illness or incapacity and during reasonable vacations, and Executive may devote a reasonable amount of time to the handling of his personal affairs, without thereby in any way affecting the compensation to which he is entitled hereunder. Although it is acknowledged that the duties of a senior executive officer may require from time to time attention to business at times other than normal business hours, it is intended by the parties hereto that Executive shall perform his duties hereunder during normal business hours. During the Employment Period, Executive shall, to the best of his skill and ability, use his best efforts and endeavors to the extension and promotion of the business of the Company and its subsidiaries, to the proper servicing of such business and to the protection of the good will of such business, both as now enjoyed and hereafter acquired.

      (c) Location and Travel. During the Employment Period, Executive's business office shall be located (and his duties shall generally be performable) at the executive offices of the Company in Boca Raton, Florida, and the sales offices of the Company in Blue Bell, Pennsylvania, unless otherwise agreed to in writing by the Company and Executive. Executive agrees to travel for business purposes in a reasonable amount for reasonable lengths of time, commensurate with Executive's senior executive position.

      SECTION 3. COMPENSATION.

      As full compensation to Executive for performance of his services hereunder, the Company agrees to pay Executive and Executive agrees to accept the following compensation during the Employment Period:

      (a) If gross sales of the Company reach an aggregate of Five Million ($5,000,000.00) Dollars over any period of twelve (12) consecutive months (including, without limitation, over a period of twelve (12) consecutive months that fall within two calendar years or two fiscal years of the Company) or if gross sales of the Company over any period of three (3) consecutive months average Five Hundred Thousand ($5OO,000.00) Dollars per month, whichever first occurs, then Executive shall have earned and the Company shall promptly issue to Executive its stock warrants for two hundred thousand (200,000) shares of the common voting stock of the Company exercisable at the price per share for purchase of the stock set forth below. In addition, if the gross sales of the Company reach an aggregate of Seven Million Five Hundred Thousand ($7,500,000.00) Dollars over any period of twelve (12) consecutive months (including, without limitation, over a period of twelve
(12) consecutive months that fall within two calendar years or two fiscal years of the Company) or if gross sales of the Company over any period of three (3) consecutive months average Seven Hundred Thousand ($700,000.00) Dollars per month, whichever first occurs, then Executive shall have earned and Company shall promptly issue to Executive its stock warrants, for four hundred thousand (400,000) shares of the common voting stock of the Company (less the warrants, if any, previously earned by Executive under the immediately preceding sentence) exercisable at the price per share for purchase of the stock set forth below. The initial exercise price per share for purchase of stock, covered by the warrants shall be S2.25 per share and every ninety (90) days after the issue date of the warrants hereunder, the exercise price per share shall automatically adjust for all remaining shares covered by the ts so that the exercise price per share equals the lower of $2.25 per share or a price equal to $1.75 below the market price per share on the then current adjustment date (provided, however, that the exercise price shall in no event be less than $.Ol per share). The warrants shall have a term of ten (1O) years and shall be exercisable from time to time, in whole or in part, by Executive or his successors or assigns and the Company shall use its best efforts to register the warrants under Federal Securities Law as soon as feasible including, without limitation, the obligation to piggyback the warrants on any other registration.

      (b) Executive shall be paid the following compensation, which shall be in addition to the stock warrants set forth in subparagraph 3(a), and which additional compensation shall commence upon, and no later than, the expiration of two (2) years from the date hereof, and provided, however, that the said following additional compensation shall conunence earlier, upon and as soon as the gross sales of the Company reach an aggregate of Seven Million Five Hundred Thousand ($7,500,000.00) Dollars over any period of twelve (I 2) consecutive months (including, without limitation, over a period of twelve
(12) consecutive months that fall within two calendar years or two fiscal years of the Company) or as soon as gross sales of the Company over any period of three consecutive months average Seven Hundred Thousand ($700,000-00) Dollars per month, whichever first occurs:

            (i) A base salary for the balance of the term of employment in an amount then agreed upon by Executive and the Company. If Executive and the Company are unable to agree, then the amount of the base salary shall be determined by an arbitrator selected by the parties and if the parties cannot agree on an arbitrator, then the arbitrator shall be appointed by the Court of Common Pleas of Montgomery County, State of Pennsylvania, upon the filing of a petition requesting appointment of the arbitrator. The decision of the arbitrator shall be final and binding on the parties. It is intended that the base salary shall be commensurate with the position, performance and responsibility of the Executive and shall be determined without taking into account any stock warrants issued or to be issued to Employee under the terms of the Employment Agreement.

            (ii) Tbe Company shall issue additional stock warrants to Executive for one hundred fifty thousand (150,000) of the common voting stock of the Company, which warrants shall be issued over three (3) consecutive years at a rate of fifty thousand (50,000) shares per year. The initial exercise price per share for purchase of the stock covered by the warrants shall be $3.50 per share and every ninety (90) days after the issue date of the warrants hereunder, the exercise price per share shall automatically adjust so that the price per share for all remaining shares covered by the warrants equals the lower of $3.50, or the adjusted price ftom the previous quarter, or the market price of the shares on the then current adjustment date. The warrants shall have a term of ten (10) years and shall be exercisable from time to time, in whole or in part, by Executive or his successors or assigns and the Company shall use its best efforts to register the warrants under Federal Securities Law as soon as feasible including, without limitation, the obligation to Piggyback the warrants on any other registration.

      (c) As an incentive to induce Executive to enter into this Agreement, the Company agrees upon execution hereof to issue to Executive its stock warrants for four hundred thousand (400,000) shares of the common voting stock of the Company. The initial exercise price per share for purchase of stock covered by the warrant shall be $4.00 per share, and every year thereafter on the anniversary date of issuance of the warrants the exercise price per share shall automatically adjust for all remaining shares covered by the warrants so that the exercise price per share equals the lower of $4.00 per share or the market price of the shares on the then current anniversary date. The warrants shall have a term of ten (10) years and shall be exercisable, from time to time, in whole or in part by Executive or his successors or assigns. The Company agrees to register said warrants for one hundred fifty thousand (150,000) of the shares under Federal Securities Laws as part of its SB-2 Registration which will be filed in February of 1997. Tbe Company agrees to register the remainder of the warrants as soon as feasible.

      (d) Reimbursement of Expenses. The Company shall reimburse Executive for all expenses properly incurred by him in the performwice of his duties hereunder in accordance with policies established from time to time by the Board of Directors of the Company. In addition to the foregoing, Executive will be reimbursed all necessary business expenses including temporary living expenses in the State of Florida. In the event that Executive purchases or leases a residential unit in Florida, Company will pay Executive Three Thousand ($3,000.00) Dollars per month as long as Executive owns or leases the unit and is employed by Company, which sum is intended to take into account all expenses or investments by Executive with regard to the residential unit and is payable, however, without respect to the actual expenses or amount of investment made by Executive with regard to the residential unit.

      (e) Further Benefits. Executive shall be entitled to participate in any health, accident, retirement or similar employee benefit plans provided by the Company generally to its employees to the extent commensurate with the participation therein of executives of the Company; provided, however, that such employee benefit plans shall be no less favorable to Executive than those provided by the Company to Executive immediately prior to the entering into of this Agreement. Executive shall be entitled to participate in any present or future bonus, insurance, pension, retirement, profit sharing or other compensation or incentive plans adopted by the Company, for the general and overall benefit of executives of the Company, the extent and manner of participation to be determined by the Board of Directors of the Company. The benefits provided in this subsection (c) shall be in addition to the compensation and benefits provided in the other subsections of this Section 3.

      (f) In the event that prior to exercise of all of the rights under the warrants issued under this Agreement, the issued and outstanding shares of the same class as the shares subject to the warrants are changed into or exchanged for a different number or kinds of shares or securities of the Corporation or of another corporation, whether by reason of reorganization, merger, consolidation, recapitalization, reclassification, stock split, combination of shares, or dividends payable in capital stock, appropriate adjustment shall be made in the number of the shares covered by the warrants.

      SECTION 4. CERTAIN COVENANTS.

      In order to induce the Company to enter into this Agrccment, Executive hereby acknowledges and agrees as follows:

      (a) Proprietary Information. All documents, records, techniques, business secrets and other information which have come into the possession of or have been developed by Executive from time to time in the course and for the business of the Company and its subsidiaries prior to the date hereof or which may come into his possession or be developed by him during his employment by the Company hereunder shall be deemed to be confidential and proprietary to the Company. None of such Confidential Information, or any copies thereof, shall be retained by Executive after termination of the Employment Period. The foregoing does not apply to such documents, records, techniques, business secrets and other infon-nation which have come into the possession of or have been developed by Executive prior to the date hereof in the course and for the business of any other company.

      (b) Confidentiality. Executive shall keep confidential all, and shall not divulge to any other party any, of the Conridential Information of the Company and its subsidiaries including, but not limited to, Confidential Information relating to such matters as their finances and operations, the materials, processes, plans, designs, models, apparatus, equipment and formulas used in their operations, the names of their customers and such customers' requirements and the names of their suppliers, except for any such disclosure (i) which Executive believes in good faith to be required by applicable law or (ii) is now in the public domain, or hereafter enters the public domain, through no violation by Executive of his obligations hereunder.

      (c) Remedies. In the event of a breach or threatened breach by Executive of the provisions of this Section 4, the Company shall be entitled to an injunction restraining Executive from disclosing, in whole or in part, confidential information described herein, or from rendering any services to any person, firm, corporation, association or other entity to whom such confidential information has been disclosed, or is threatened to be disclosed, or from otherwise violating the provisions of this Section 4. Nothing herein contained shall be construed as prohibiting the Company or any of its subsidiaries from pursuing any other remedies available to them for such breach or threatened breach, including recovery of damages from Executive.

      SECTION 5. TERMINATION OF AGREEMENT.

      (a) Events of Termination. The Employment Period shall cease and terminate upon the earliest to occur of the events specified below:

            (i) The close of business on the fifth anniversary of the date hereof;

            (ii)  the death of Executive;

            (iii) termination of Executive's employment for Cause. For the purpose of this Agreement, the Company shall have "Cause" to terminate Executive's employment hereunder upon (A) the conviction of Executive of a felony crime involving moral turpitude; or (B) the intentional and knowing violation by Executive of the provisions of Section 4 hereof, which results in a substantial and material injury to the Company; or
      (C) conduct by Executive with respect to the Company or its business in breach of this Agreement which either (a) is intended to injure the Company and does injure the Company in a substantial and material way or
      (b) constitutes a course of grossly negligent conduct, done in bad faith and not intended to benefit the Company, and which injures the Company in a substantial and material way. If the Company has knowledge of the conduct by Executive under (iii)(B) or (C) before substantial and material in ury to the Company has occurred, then the Company shall not have "Cause" to terminate Executive unless the Company promptly gives written notice to Executive, making reference to this sub-paragraph, to cure ihe conduct and the Company sustains substantial and material injury because Executive failed to successfully cure the conduct.

            (iv) the election by Executive to terminate his employment hereunder;

            (v) the election by the Company to terminate Executive's employment hereunder; or

            (vi) the permanent disability of Executive. For the purpose of this Agreement the "permanent disability" of Executive shall mean Executive's inability, because of his injury, illness, or other incapacity (physical or mental), to perform the services to the Company contemplated hereby for a continuous period of 150 days or for 180 days out of a continuous period of 300 days. Such permanent disability shall be deemed to have occurred on the 150th consecutive day or on the 180th day within the specified period, whichever is applicable.

      (b) Compensation Upon Termination. If the Employment Period shall cease and terminate hereunder, Company agrees to pay or perform the following, as an agreed severance benefit, without setoff or deduction, which payments or performance shall not be subject to any principle of mitigation of damages:

            (i) If the employment period ceases and terminates for Cause in compliance with 5(a)(iii), or if Executive elects to terminate under 5(a)(iv) and the Company at the time of such election by Executive is not in breach of any of its obligations under this Agreement, or if termination occurs on the fifth (Sth) anniversary date hereof under 5(a)(i), then all unissued warrants under paragraph 3 hereof for which the conditions of issuance have otherwise been met shall issue and shall be fully enforceable according to their terms. All issued and unexercised warrants shall remain in full force and effect and be fully enforceable according to their terms. All accrued and unpaid salary, if any, including under paragraph 3(b)(i), accrued and unpaid expenses and other payments under paragraph 3(d) and all benefits under paragraph 3(e), including interest iii any retirement or employee benefit plan shall be promptly paid, or delivered to Executive or to the person designated by Executive.

            (ii) If the employment period ceases or terminates under paragraph 5(a)(ii), (a)(v), (a)(vi), or if Executive elects to terminate employment under 5(a)(iv) at a time when the Company is in breach of any of its obligations hereunder, or if the employment period shall cease and terminate for any other reason or on any other basis other than set forth in 5(b)(i), then, Company shall pay and perform all of the items set forth in paragraph 5(b)(i) and, in addition, the following shall apply:

                  (1) If the employment period ceases or terminates within two (2) years after the date of this Agreement, then the balance of the warrants for four hundred thousand (400,000) shares of the common voting stock of the Company that have not been issued under paragraph 3(a) because the conditions for issuance have not been met, shall be issued to Executive without regard to performance of the conditions for issuance set forth in paragraph 3(a). If the employment period shall cease and terminate more than two (2) years after the date hereof, then the balance of the warrants for four hundred thousand (400,000) shares of the common voting stock of the Company that have not been issued under paragraph 3(a) because the conditions for issuance have not been met, shall be issued to Executive without regard to performance of the conditions for issuance set forth in paragraph 3(a), and, in addition thereto, Company shall thereupon promptly make a lump sum cash payment to Executive in an amount equal to two (2) years of base salary. For purposes of the immediately preceding sentence, base salary shall mean the highest level of Executive's base salary that was in effect at any time prior to termination of the Employment Period, projected over a twelve (12) month period.

            (iii) Within twelve (12) months after the Employment Period ceases or terminates, whether under paragraph 5(a) or otherwise, Company shall cause all warrants held by Executive to be registered under Federal Securities Law.

      (c) Effect of Termination. This Agreement and all liabilities and obligations of the parties hereto hereunder shall cease and terminate effective upon any termination of the Employment Period permitted by this Agreement; provided, however, that Executive's obligations under Section 4 hereof shall survive any such termination.

      (d) Remedies. Nothing herein contained shall be construed as prohibiting any party hereto from pursuing any other remedies available to it for any breach of any provision hereof. In addition to any other remedies available to Executive, Executive shall have the right to specifically enforce in equity the provisions of paragraph 5(b) hereof.

      SECTION 6. ASSIGNMENT.

      This Agreement shall not be assigned by either party hereto, except that the Company shall have the right to assign its rights hereunder to any direct or indirect subsidiary of the Company, any successor in interest of the Company whether by merger, consolidation, purchase of assets or otherwise, and any person controlling or which controls or is under conunon control with the Company, any such subsidiary or any such successor, provided, however, that any such assignment shall not relieve the Company of any of its obligations hereunder.

      SECTION 7. NOTICES.

      All notices requests, demands and other communications hereunder must be in writing and shall be deemed to have been given if delivered by hand or mailed by first class, registered mail, return receipt requested, postage and registry fees prepaid and addressed as follows:

      (a)   If to the Company:

      U.S. Plastic Lumber Corp.
      2300 Glades Rd., Suite 44OW
      Boca Raton, FL 33431

      Attention:

      Copies to:

      Proskauer, Rose, Goetz & Mendelsohn
      2255 Glades Rd., Suite 340 West
      Boca Raton, FL 33431-7360

      Attention:  Donald Thompson

      (b)   If to the Executive:

      Mr. Mark Alsentzer
      604 Creek Lane
      Flourtown, PA 19031

      Copies to:

      Fox, Differ, Callahan, Sheridan & O'Neill
      325 Swede Street
      Norristown,, PA 19401

      Attention:  Michael J. Sheridan, Esquire

Addresses may be changed by notice in writing signed by the addressee.

      SECTION 8. MISCELLANEOUS.

      This Agreement embodies the entire understanding between the parties hereto respecting the subject matter hereof and no change, alteration or modification hereof may be made except in writing signed by both parties hereto. Any prior employment agreement between the Company and Executive shall be deemed to be superseded for all purposes by this Agreement and, upon the execution and delivery of this Agreement by Executive and the Company, any such prior employment agreement shall be deemed to be cancelled and of no further force or effect. The headings in this Agreement are for convenience of reference only and shall not be considered as part of this Agreement or to limit or otherwise effect the meaning hereof. If any provisions of this Agreement shall be held invalid, illegal or unenforceable in whole or in part, neither the validity of the remaining part of such provisions nor the validity of any other provisions of this Agreement shall in any way be affected thereby. This Agreement shall in all respects be governed by and construed in accordance with the laws of the State of Pennsylvania.

      IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the day and year first above written.

      U.S. PLASTIC LUMBER CORP.


      By:
      Name:




      (SEAL)
      Executive:  Mark Alsentzer